UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         March 25, 2011

Papa John's International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21660	61-1203323
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2002 Papa John's Boulevard Louisville, Kentucky	40299-2367
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(502) 261-7272

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, J. David Flanery retired as Senior Vice President, Chief Financial Officer and Treasurer of the Company effective February 28, 2011, with his employment continuing through a transition period.  On March 25, 2011, the Company and Mr. Flanery entered into an Agreement and Release (the “Agreement”) outlining the terms of his continued employment during the transition period through June 9, 2011, and certain other agreements regarding his separation from the Company.  Under the terms of the Agreement, Mr. Flanery will continue to receive his regular salary and benefits and participate in the Company’s bonus plans for executive officers through June 9, 2011.  Within 30 days thereafter, in consideration of his 17 years of service to the Company, his services during the transition period and certain customary covenants and releases contained in the Agreement, the Company will pay Mr. Flanery a lump sum of $518,750, as well as an amount equivalent to a pro rata bonus for the second quarter of 2011 under the Company’s Management Incentive Plan, 12 months of COBRA health insurance coverage and payment of accrued vacation and certain other benefits as described in the Agreement.  The foregoing summary of the Agreement is qualified in its entirety by reference to the full text of the Agreement which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Section 9 – Financial Statements and Exhibits

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
10.1	Agreement and Release between Papa John’s International, Inc. and J. David Flanery dated March 25, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Papa John's International, Inc.
(Registrant)

Date: March 25, 2011	By: /s/ Christopher J. Sternberg
Name: Christopher J. Sternberg
Senior Vice President, Corporate
Communications and General Counsel